Exhibit 99.2

BLACKBAUD, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Trailing Twelve Months Ended		Year Ended
	June 30,		December 31,
	2004	2003	2003
GAAP revenue	$127,788	$111,027	$118,093

GAAP gross margin	$87,437	$75,378	$78,719
Pro forma adjustments:
Amortization of deferred stock compensation	2,868	1,608	3,847

Pro forma gross profit	$90,305	$76,986	$82,566

Pro forma gross margin	71%	69%	70%

GAAP income from operations	$17,711	$17,590	$5,696
Pro forma adjustments:
Amortization of deferred stock compensation	16,538	12,822	27,538
Costs of initial public offering	1,650	—	—

Total pro forma adjustments	18,188	12,822	27,538

Pro forma income from operations	$35,899	$30,412	$33,234

Pro forma operating margin	28%	27%	28%

GAAP net income(loss)	$9,159	$7,177	$(478)
Pro forma adjustments:
Total pro forma adjustments affecting income from operations	18,188	12,822	27,538
Tax impact related to pro forma adjustments	(5,627)	(3,180)	(7,767)

Pro forma net income	$21,720	$16,819	$19,293

BLACKBAUD, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
GAAP revenue	$35,489	$29,840	$66,844	$57,148

GAAP gross margin	$25,070	$19,889	$46,798	$38,080
Pro forma adjustments:
Amortization of deferred stock compensation	298	893	629	1608

Pro forma gross profit	$25,368	$20,782	$47,427	$39,688

Pro forma gross margin	71%	70%	71%	69%

GAAP income/(loss) from operations	$9,062	$2,447	$15,654	$3,640
Pro forma adjustments:
Amortization of deferred stock compensation	824	6,661	1,822	12,822
Costs of initial public offering	700	—	1,650	—

Total pro forma adjustments	1,524	6,661	3,472	12,822

Pro forma income from operations	$10,586	$9,108	$19,126	$16,462

Pro forma operating margin	30%	31%	29%	29%

GAAP net income(loss)	$5,343	$(246)	$9,340	$(297)
Pro forma adjustments:
Total pro forma adjustments affecting income from operations	1,524	6,661	3,472	12,822
Tax impact related to pro forma adjustments	(419)	(1,142)	(1,056)	(3,180)

Pro forma net income	$6,448	$5,273	$11,756	$9,345

GAAP shares used in computing diluted income(loss) per share	45,984	42,403	45,944	42,382
Pro forma adjustments:
Incremental shares related to stock options	(198)	2,171	(175)	1,764

Shares used in computing proforma earnings per diluted share	45,786	44,574	45,769	44,146

Pro forma earnings per diluted share	$0.14	$0.12	$0.26	$0.21